Exhibit 99

Contact Info:                          Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. announces First Quarter 2010 Net Income of $2.9 million.

LOWELL, Mass (April 22, 2010). Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC), parent of Enterprise Bank, announced net income of $2.9 million for the three months ended March 31, 2010, compared to $1.5 million for the three months ended March 31, 2009, an increase of 90%.  Diluted earnings per share were $0.32 compared to $0.19 for the same period in 2009, an increase of 68%.

As previously announced on April 20, 2010, the Company declared a quarterly dividend of $0.10 per share to be paid on June 1, 2010, to shareholders of record as of May 11, 2010, compared to a quarterly dividend of $0.095 per share paid in June 2009. The quarterly dividend represents a 5.3% increase over the 2009 dividend rate.

Total deposits, excluding brokered deposits, increased $71.2 million, or 6%, since December 31, 2009, representing an annualized growth rate of 26%.  Since March 31, 2009, total deposits, excluding brokered deposits have increased $263.2 million, or 28%. Loans have increased by $8.4 million, or 1%, since December 31, 2009 and $114.8 million, or 12%, since March 31, 2009.

Chief Executive Officer Jack Clancy commented, “We continue to successfully grow deposits and loans, while we expand our branch network and invest in our infrastructure, our communities and in our employees. Construction on our permanent Derry, NH location is almost complete and we expect the new branch will open on June 1, 2010.  We are very pleased to be able to report strong financial results while we continue to make investments to seize current market opportunities, which will also position Enterprise for further long-term growth.”

Founder and Chairman of the Board George Duncan stated, “As a strong and well-capitalized community bank, Enterprise is well positioned to continue to take advantage of market opportunities to acquire new customers, increase market share and expand geographically during the coming years.  We believe that the need and desire of local businesses, professionals, non profits and individuals to do business with a stable, purpose-driven local community bank, like Enterprise, is stronger than ever.”

Results of Operations

The increase in net income for the quarter ended March 31, 2010, when compared to the same period in 2009, was primarily due to increases in net interest income and non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expenses.

Net interest income for the quarter ended March 31, 2010 amounted to $13.2 million, compared to $11.2 million in the March 2009 quarter, an increase of $2.0 million, or 18%. The increase in net interest income over the comparable prior-year period was due primarily to strong loan growth. Average loan balances increased $126.3 million, or 13%, for the quarter ended March 31, 2010 compared to the first quarter in 2009. Additionally, net interest margin increased to 4.44% for the three months ended March 31, 2010, compared to 4.17% for the quarter ended March 31, 2009. Net interest margin was 4.42% for the fourth quarter of 2009.

The provision for loan losses amounted to $879 thousand for the three months ended March 31, 2010 compared to $1.1 million for the same period in 2009. The provision for loan losses was primarily impacted by the level of loan growth, non-performing loans, and net charge-offs.  Loan growth during the first quarter of 2010 amounted to $8.4 million compared to $27.8 million for the same period in 2009.  For the year-to-date period ended March 31, 2010, the Company recorded net charge-offs of $607 thousand, compared to net charge-offs of $386 thousand for the period ended March 31, 2009.  Annualized net charge-offs for the three months ended March 31, 2010 amounted to 0.23% of average total loans, and non-performing assets to total assets were 1.36% at March 31, 2010.  The levels of charge-offs and non-performing assets, which reflect more normalized levels compared to the historic lows of recent years, are a function of the current economic environment and remain favorable compared to peer levels. The allowance for loan losses to total loans ratio was 1.69% at March 31, 2010, compared to 1.68% at December 31, 2009 and 1.64% at March 31, 2009.

Non-interest income for the three months ended March 31, 2010 amounted to $3.1 million, an increase of $718 thousand, or 30%, compared to the first quarter of 2009. Net gains on security sales and other than temporary impairment charges on certain equity securities, combined, increased $287 thousand compared to the quarter ended March 31, 2009. Investment advisory income increased $205 thousand in the first quarter of 2010 over the same period in the prior year. The increase in investment advisory income primarily relates to net asset growth, both from market appreciation and new business, during the second half of 2009.

Non-interest expense for the three months ended March 31, 2010, amounted to $11.1 million, an increase of $808 thousand, or 8%, compared to the same quarter last year. The increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in compensation-related costs and technology expenses.

Key Financial Highlights

•                  Total assets were $1.37 billion at March 31, 2010 as compared to $1.30 billion at December 31, 2009, an increase of 5%.

•                  Total loans increased $8.4 million, or 1%, since December 31, 2009 amounting to $1.09 billion at March 31, 2010.

•                  Total deposits, excluding brokered deposits, were $1.19 billion at March 31, 2010 compared to $1.12 billion at December 31, 2009, an increase of 6%.  There were no brokered deposits at March 31, 2010 and brokered deposits amounted to $27.9 million at December 31, 2009.

•                  Investment assets under management amounted to $448.2 million at March 31, 2010 compared to $433.0 million at December 31, 2009, an increase of 3%.  The increase is attributable primarily to asset growth, both from new business and market value appreciation, during the second half of 2009.

•                  Total assets under management amounted to $1.9 billion at March 31, 2010 compared to $1.8 billion at December 31, 2009.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 82 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The

Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2010 and 2009

(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2010	2009

Interest and dividend income:
Loans	$14,769	$13,620
Investment securities	1,090	1,583
Short-term investments	6	17
Total interest and dividend income	15,865	15,220

Interest expense:
Deposits	2,331	3,639
Borrowed funds	57	95
Junior subordinated debentures	294	294
Total interest expense	2,682	4,028

Net interest income	13,183	11,192

Provision for loan losses	879	1,102

Net interest income after provision for loan losses	12,304	10,090

Non-interest income:
Investment advisory fees	854	649
Deposit service fees	972	873
Income on bank-owned life insurance	156	155
Other than temporary impairment on investment securities	(1)	(758)
Net gains on sales of investment securities	501	971
Gains on sales of loans	81	122
Other income	528	361
Total non-interest income	3,091	2,373

Non-interest expense:
Salaries and employee benefits	6,446	5,902
Occupancy and equipment expenses	1,307	1,335
Technology and telecommunications expenses	912	756
Audit, legal and other professional fees	267	274
Advertising and public relations expenses	526	546
Deposit insurance premiums	460	373
Supplies and postage expenses	196	202
Investment advisory and custodial expenses	136	103
Other operating expenses	883	834
Total non-interest expense	11,133	10,325

Income before income taxes	4,262	2,138
Provision for income taxes	1,376	620

Net income	$2,886	$1,518

Basic earnings per share	$0.32	$0.19

Diluted earnings per share	$0.32	$0.19

Basic weighted average common shares outstanding	9,124,696	8,059,337

Diluted weighted average common shares outstanding	9,129,024	8,065,636

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009

Assets
Cash and cash equivalents:
Cash and due from banks	$23,711	$25,851	$30,631
Short-term investments	61,279	6,759	42,231
Total cash and cash equivalents	84,990	32,610	72,862

Investment securities at fair value	139,870	139,109	118,941
Loans, less allowance for loan losses of $18,490 at March 31, 2010, $18,218 at December 31, 2009 and $15,985 at March 31, 2009, respectively	1,072,721	1,064,612	960,449
Premises and equipment	23,168	22,924	22,457
Accrued interest receivable	5,558	5,368	5,232
Deferred income taxes, net	10,253	10,345	9,448
Bank-owned life insurance	13,971	13,835	13,426
Prepaid income taxes	—	—	507
Prepaid expenses and other assets	9,806	9,466	5,908
Core deposit intangible, net of amortization	43	76	176
Goodwill	5,656	5,656	5,656

Total assets	$1,366,036	$1,304,001	$1,215,062

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,188,201	$1,144,948	$997,597
Borrowed funds	45,301	24,876	104,244
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	10,080	14,270	8,919
Income taxes payable	454	98	—
Accrued interest payable	726	1,320	1,309

Total liabilities	1,255,587	1,196,337	1,122,894

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,210,026, 9,090,518 and 8,151,781shares issued and outstanding at March 31, 2010, December 31, 2009 and March 31, 2009, respectively	92	91	82
Additional paid-in capital	41,099	40,453	30,233
Retained earnings	67,017	65,042	60,955
Accumulated other comprehensive income	2,241	2,078	898

Total stockholders’ equity	110,449	107,664	92,168

Total liabilities and stockholders’ equity	$1,366,036	$1,304,001	$1,215,062

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	three months	year	three months
	ended	ended	ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2010	2009	2009
Balance Sheet Items:
Total assets	$1,366,036	$1,304,001	$1,215,062
Loans serviced for others	59,977	53,659	28,933
Investment assets under management	448,186	433,043	409,772
Total assets under management	$1,874,199	$1,790,703	$1,653,767

Book value per share	$11.99	$11.84	$11.31
Dividends per common share	$0.100	$0.380	$0.095
Total capital to risk weighted assets	11.18%	11.08%	10.62%
Tier 1 capital to risk weighted assets	9.88%	9.77%	9.36%
Tier 1 capital to average assets	8.66%	8.62%	8.10%
Allowance for loan losses to total loans	1.69%	1.68%	1.64%
Non-performing assets	$18,618	$21,695	$11,272
Non-performing assets to total assets	1.36%	1.66%	0.93%

Income Statement Items (annualized):
Return on average assets	0.89%	0.64%	0.52%
Return on average stockholders’ equity	10.73%	8.31%	6.67%
Net interest margin (tax equivalent)	4.44%	4.28%	4.17%